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                                                                    Ex-99.h(1)

                              DISTRIBUTION AGREEMENT

              AGREEMENT made as of the 14th day of September 1990, between MERRILL LYNCH HIGH INCOME MUNICIPAL BOND FUND, INC., a Maryland corporation (the "Fund"), and MERRILL LYNCH FUNDS DISTRIBUTOR, INC., a Delaware corporation (the "Distributor").

                               W I T N E S S E T H :

              WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a closed-end, non-diversified, management investment company and it is affirmatively in the interest of the Fund to offer its shares for sale continuously; and
              WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either direct-ly to purchasers or through other securities dealers; and
              WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering of the Fund's shares in order to promote the growth of the Fund and facilitate the distribution of its shares.
              NOW, THEREFORE, the parties agree as follows:
              Section 1. Appointment of the Distributor.  The Fund
         hereby appoints the Distributor as the principal underwriter and distributor of the Fund to sell shares of common stock of the
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         Fund (sometimes herein referred to as the "shares") to the public and hereby agrees during the term of this Agreement to sell shares of the Fund to the Distributor on the terms and conditions herein set forth.
            Section 2. Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor of the shares, except that:
             (a) The Fund may, on written notice to the Distributor, from time to time designate other principal underwriters and distributors of its shares with respect to areas other than the United States as to which the Distributor may have expressly waived in writing its right to act as such. If such designation is deemed exclusive, the right of the Distributor under this Agreement to sell shares in the areas so designated shall termi-nate, but this Agreement shall remain otherwise in full effect until terminated in accordance with the other provisions hereof.
             (b)   The exclusive rights granted to the Distributor to
         purchase shares from the Fund shall not apply to shares of the
         Fund issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding shares of any such company by the Fund.




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               (c)  Such exclusive rights also shall not apply to shares
         issued by the Fund pursuant to reinvestment of dividends or capital gains distributions.
         Section 3. Purchase of Shares from the Fund.
               (a) Prior to the continuous offering of the shares, com-mencing on a date agreed on by the Fund and the Distributor, it is contemplated that the Distributor will solicit subscriptions for shares during a subscription period which shall last for such period as may be agreed upon by the parties hereto. The sub-scriptions will be payable within five business days after the termination of the subscription period, at which time the Fund will commence operations.
               (b) After the Fund commences operations, the Fund will commence an offering of its shares and thereafter the Distributor shall have the right to buy from the Fund the shares needed, but not more than the shares needed (except for clerical errors in transmission) to fill unconditional orders for shares of the Fund placed with the Distributor by investors or securities dealers. The price which the Distributor shall pay for the shares so purchased from the Fund shall be the net asset value, determined as set forth in Section 3(d) hereof.
               (c) The shares are to be resold by the Distributor to investors at net asset value, as set forth in Section 3(d) here-of, or to securities dealers having agreements with the Distri-



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          butor upon the terms and conditions set forth in Section 7 here-
          of.
               (d) The net asset value of shares of the Fund shall be determined by the Fund or any agent of the Fund in accordance with the method set forth in the prospectus of the Fund and guidelines established by the Board of Directors.
               (e) The Fund shall have the right to suspend the sale of its shares at times when repurchase is suspended pursuant to the conditions set forth in Section 4(b) hereof. The Fund shall also have the right to suspend the sale of its shares if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared by Federal or New York authorities, or if there shall have been some other event, which, in the judgment of the Fund, makes it impracticable or inadvisable to sell the shares.
               (f) The Fund, or any agent of the Fund designated in writing by the Fund, shall be promptly advised of all purchase orders for shares received by the Distributor. Any order may be rejected by the Fund; provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of shares. The Fund (or its agent) will confirm orders upon their receipt, will make appro-priate book entries and, upon receipt by the Fund (or its agent) of payment therefor, will deliver deposit receipts or certifi-cates for such shares pursuant to the instructions of the Distri-


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          butor.  Payment shall be made to the Fund in New York Clearing
          House funds. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

               Section 4. Repurchase of Shares by the Fund.

                (a) Any of the outstanding shares may be tendered for repurchase pursuant to a tender offer made by the Fund, and the Fund agrees to repurchase the shares so tendered in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules thereunder and the applicable tender offer provisions set forth in the prospectus of the Fund. The price to be paid to repurchase the shares shall be equal to the net asset value calculated in accordance with the provisions of Section 3(d) hereof, less the Early Withdrawal Charge (as defined in the prospectus of the Fund), if any, set forth in the prospectus of the Fund. All payments by the Fund hereunder shall be made in the manner set forth below.
               The Fund shall pay the total amount of the repurchase price as defined in the above paragraph pursuant to the-instructions of the Distributor or return the tendered shares promptly following the termination or withdrawal of the tender offer.
          The proceeds of any repurchase of shares shall be paid by the Fund as follows: (i) any applicable Early Withdrawal Charge shall be paid to the Distributor and (ii) the balance shall be



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         paid to or for the account of the shareholder, in each case in accordance with the applicable provisions of the prospectus.
              (b) Repurchases of shares pursuant to a tender offer or payment may be suspended at such times as may be determined by the Board of Directors of the Fund as set forth in the prospectus of the Fund.

              Section 5.   Duties of the Fund.

              (a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of shares of the Fund, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent auditors. The Fund shall make available to the Distributor such number of copies of its prospectus as the Distributor shall reasonably request.
              (b) The Fund shall take, from time to time, but subject to the necessary approval of the shareholders, all necessary action to fix the number of authorized shares and such steps as may be necessary to register the same under the Securities Act of 1933, as amended (the "Securities Act"), to the end that there will be available for sale such number of shares as the Distributor reasonably may be expected to sell.
              (c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of its shares

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         for sale under the Secrities laws of such states as the Distri-
         butor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. As provided in Section 8(c) hereof, the expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.
              (d) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

              Section 6.   Duties of the Distributor.

              (a) The Distributor shall devote reasonable time and effort to effect sales of shares of the Fund, but shall not be obligated to sell any specific number of shares. The services of the Distributor to the Fund hereunder are not to be deemed exclu-sive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment com-panies so long as the performance of its obligations hereunder is not impaired thereby.
              (b) In selling the shares of the Fund, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all Federal and state laws relating to the sale of such securities. Neither the Distributor nor any se-lected dealer nor any other person is authorized by the Fund to

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         give any information or to make any representations, other than those contained in the registration statement or related prospec-tus and any sales literature specifically approved by the Fund.
              (c) The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and selected dealers, the collection of amounts payable by investors and selected dealers on such sales, and the cancellation of unsettled transactions, as may be neces-sary to comply with the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), as such requirements may from time' to time exist.

              Section 7.   Selected Dealer Agreements.

              (a) The Distributor shall have the right to enter into selected dealer agreements with securities dealers of its choice ("selected dealers") for the sale of the shares; provided, that the Fund shall approve the forms of agreements with dealers. Shares sold to selected dealers shall be for resale by such dealers only at net asset value determined as set forth in
         Section 3(d) hereof. The form of agreement with selected dealers to be used during the subscription period described in Section 3(a) is attached hereto as Exhibit A and the initial form of agreement with selected dealers to be used in the continuous offering of the shares is attached hereto as Exhibit B.
              (b)   Within the United States, the Distributor shall offer



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         and sell shares only to such selected dealers as are members in good standing of the NASD.

              Section B.   Payment of Expenses.

              (a) The Fund shall bear all costs and expenses of the Fund, including fees and disbursements of its counsel and audi-tors, in connection with the preparation and filing of any re-quired registration statements and/or prospectuses under the Investment Company Act and the Securities Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with the NASD and preparing and mailing annual and interim reports and proxy mate-rials to shareholders (including but not limited to the expense of setting in type any such registration statements, prospec-tuses, annual or interim reports or proxy materials).
              (b) The Distributor shall be responsible for any payments made to selected dealers as reimbursement for their expenses associated with payments of sales commissions to financial con-sultants. In addition, after the prospectuses and annual and interim reports have been prepared and set in type, the Distributor shall bear the costs and expenses of printing and distributing any copies thereof which are to be used in connection with the offering of shares to selected dealers or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it

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         for use by selected dealers in connection with the offering of the shares for sale to the public and any expenses of advertising incurred by the Distributor in connection with such offering.
              (c) The Fund shall bear the cost and expenses of qualifi-cation of the shares for sale pursuant to this Agreement, and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Fund and the Distributor pursuant to Section 5(c) hereof and the cost and expenses payable to each such state for continuing qualification therein until the Fund decides to discontinue such qualification pursuant to Section 5(c) hereof.

              Section 9.   Indemnification.

              (a) The Fund shall indemnify and hold harmless the Distri-butor and each person, if any, who controls the Distributor against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith, as incurred, arising by reason of any person acquiring any shares, which may be based on the Securities Act, or on any other statute or at common law, on the ground that the registration statement or related prospectus, as from time to time amended and supplemented, or an annual or interim report to shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact


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         required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case
         (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect such Distributor or any such controlling persons thereof against any liability to the Fund or its shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement; or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons., unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such


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           action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or such controlling person or persons, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but, in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any of the shares.
                (b) The Distributor shall indemnify and hold harmless the Fund and each of its Directors and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section, but only

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          with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the registration statement or related prospectus, as from time to time amended, or the annual or interim reports to shareholders. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this
          Section 9.
              Section 10. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until August 31, 1992 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called-for the purpose of voting on such approval.
               This Agreement may be terminated at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities of the Fund, or by the

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         Distributor, on sixty days' written notice to the other party.
         This Agreement shall automatically terminate in the event of its assignment.
              The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.
              Section 11. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifi-cally approved by (i) the Directors, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
              Section 12. Governing Law. The provisions of this Agree-ment shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the








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         extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  MERRILL LYNCH HIGH INCOME MUNICIPAL
                                    BOND FUND, INC.


                                  By /s/ Arthur Zeikel

         ATTEST /s/ Robert Harris
             Secretary
                                  MERRILL LYNCH FUNDS DISTRIBUTOR, INC.


                                  By /S/ Terry K. Glenn

         ATTEST /s/ Robert Harris
             Secretary








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